Exhibit 10-Q

Restricted Stock Award Agreement

between A.P. Pharma, Inc. and

pursuant to the

A.P. Pharma, Inc. 2002 Equity Incentive Plan

A.P. Pharma, Inc. (the “Company”) has awarded to you,                         ,              shares (the “Shares”) of A.P. Pharma, Inc. Common Stock (“Common Stock”) as restricted stock under the Company’s 2002 Equity Incentive Plan (the “Plan”). This agreement (the “Agreement”) sets forth the terms and conditions of the award.

Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Plan.

1. Payment. Under the terms of the Plan you have 15 days from the date of receipt of this Agreement to accept the award of the Shares by delivering to the Company a check for the par value of the Shares ($0.01 per share). Payment of the par value shall constitute purchase of the Shares.

2. Forfeiture and Transfer Restrictions.

a. Except to the extent otherwise provided in paragraphs (b) or (c) below, upon termination of your agreement for any reason during the Restriction Period (as defined below), all Shares still subject to restriction shall be forfeited by you and shall be repurchased by the Company for an amount equal to the original purchase price. This restriction is referred to as the “Forfeiture Restriction.” In addition, you shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Shares until lapse of the Restriction Period. This restriction is referred to as the “Transfer Restriction.”

b. All Forfeiture and Transfer Restrictions on the Shares will lapse on the earlier of                      or on your last day as an employee of the Company (the “Restriction Period”), or in the event of a Change of Control as such term is defined in the Change of Control Agreement between the parties, whichever is earlier.

c. In the event of a dissolution, liquidation, merger or consolidation under the terms of the Plan, the Administrator of the Plan may, in its discretion, arrange for new shares of restricted stock to be substituted for the Shares or for the Company’s obligations as to the Shares to be assumed by an employer corporation other than the Company or by a parent or subsidiary of such employer corporation, or the Administrator may waive the restrictions on the Shares as more fully described in the Plan.

d. If the outstanding shares of Common Stock of the Company are increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, combination of shares, stock dividend or other event, the Administrator may, in its sole discretion, adjust the number of Shares or substitute new shares of restricted stock for the Shares.

3. Dividends. Cash dividends shall be automatically reinvested in additional shares of restricted stock, and dividends payable in stock shall be paid in additional shares of restricted stock. For this purpose, restricted stock issued as a dividend shall be valued at the fair market value of the shares as determined in good faith by the Administrator on the record date for determination of the stockholders to receive the dividend, and shall be treated as additional Shares hereunder.

4. Certificates; Legends.

a. Certificates representing the Shares will bear the following legend:

“The shares represented by this certificate have been issued under the A.P. Pharma, Inc. 2002 Equity Incentive Plan as shares of “Restricted Stock.” They are subject to the terms of that plan and of the terms of an agreement between the holder hereof and A.P. Pharma, Inc. dated                         . Under the terms of the plan and the agreement, the shares represented hereby are subject to forfeiture and may not be sold, assigned, transferred, pledged or otherwise encumbered without the prior written consent of A.P. Pharma, Inc. A copy of the plan and the agreement may be obtained from the secretary of A.P. Pharma, Inc.”

The foregoing legend shall be removed upon your request as restrictions on the Shares represented by a certificate lapse.

b. Certificates representing the Shares will be issued in your name and held by the Company until restrictions on the Shares have lapsed. When restrictions have lapsed on any of the Shares, certificates for such Shares will be delivered to you upon request.

5. Tax Consequences.

a. Tax Adviser. The tax consequences associated with the Shares and this Agreement are complex and can depend upon your particular circumstances. THE COMPANY URGES YOU TO CONSULT A TAX ADVISER. By signing below you acknowledge that neither the Company nor any of its employees, representatives or advisers has given you tax advice regarding the Shares or this Agreement and that you have made an independent decision whether to consult a tax adviser.

b. Withholding Tax. You are responsible for the payment of any withholding or employment taxes which, in the judgment of the Administrator of the Plan, result from the purchase of the Shares or the lapse of Forfeiture and Transfer Restrictions thereon. Payment of any withholding tax associated with the purchase of the Shares or the lapse of Forfeiture and Transfer Restrictions thereon shall be as provided in Section 10 of the Plan. The tax consequences associated with a request to withhold Shares for payment of taxes are complex, and you should consult a tax adviser before making such a request.

c. Section 83(b) Election. Since the Shares are subject to a “substantial risk of forfeiture,” if you do not make an election under Section 83(b) of the Code with respect to the Shares within 30 days after the date on which the Shares are granted in accordance with Section 1 above (a “Section 83(b) Election”), you will have taxable income upon lapse of the Forfeiture and Transfer Restrictions, in an amount equal to the spread between the fair market value of the stock on the date of lapse and any consideration paid for the stock. The taxable income constitutes supplemental wages subject to income and employment tax withholding, and the Company will generally receive a corresponding income tax deduction.

6. Plan Provisions Applicable. The Shares are being awarded under the Plan and are subject to all of the provisions of the Plan. Copies of the Plan and the related Prospectus are enclosed. NEVERTHELESS, THIS AGREEMENT CONTROLS OVER THE PLAN. THE STANDARD RESTRICTED STOCK DESCRIBED IN THE PROSPECTUS MAY VARY SUBSTANTIALLY FROM THE SHARES. YOUR RIGHTS ARE AS SET FORTH IN THIS AGREEMENT, WHICH CONTROLS IN THE EVENT OF ANY INCONSISTENCY WITH THE DESCRIPTION IN THE PROSPECTUS.

7. Governing Law. Except to the extent that the Delaware General Corporation Law shall be applicable with respect to matters relating to the internal corporate affairs of the Company, this Agreement and the award of Shares shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

A.P. PHARMA, INC.

Company	By

Employee

If the optionee resides in California, or another community property jurisdiction, I as the optionee’s spouse also accept and agree to be bound by the terms and conditions of this Agreement and the Plan.

Spouse

Enclosures: 2002 Stock Plan

                     Prospectus